Exhibit 23.6
Roland Berger Strategy Consultants (Shanghai) Ltd.
23 Floor Shanghai Kerry Center, 1515 Nanjing West Road, 200040
January 25, 2010
Amsterdam
Bahrain
Barcelona
Beijing
Berlin
Brussels
Bucharest
Budapest
Detroit
Duesseidorf
Frankfurt
Hamburg
Hong Kong
Kiev
Lisbon
London
Madrid
Milan
Moscow
Munich
New York
Paris
Prague
Riga
Rome
Sao Paulo
Shanghai
Stuttgart
Tokyo
Vienna
Warsaw
Zagreb
Zurich
PRIVATE & CONFIDENTIAL
To: Nobao Renewable Energy Holdings Limited
Building 4, No. 150 Yonghe Road
Shanghai, 200072
People’s Republic of China
Re: Nobao Renewable Energy Holdings Limited
Consent to References to Roland Berger Report
Madam/Sirs:
In connection with the proposed initial public offering of Nobao Renewable Energy Holdings Limited (the “Proposed IPO”), we hereby consent to references to our name and to the report, “China GSHP Market Research” (the “Report”), in the Registration Statement on Form F-l (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission, and any other documents in connection with the Proposed IPO. We confirm that your references to the Report reflect the most recent available information. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Roland Berger (Shanghai) Ltd	Bank of China. Shanghai Branch
23 Floor Shanghai Kerry Center,	Jing An Sub Branch
1515 Nanjing West Road,	Account No. 044133-8900-04117718093001(RMB)
Shanghai 200040, China	Account No. 044133-8900-11180608091014(USD)
Tel: +86-21-52 98 66 77	Account No. 044133-8900-11180608091038(FUR)
Fax: +86-21-52 98 66 55	SWIFT CODE: BKCHCNBJ 300